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                                                               EXHIBIT EX-99.P.4



                                                     Effective February 15, 2002


                       OECHSLE INTERNATIONAL ADVISORS, LLC
                           OIA MANAGEMENT COMPANY, LLC
                     OECHSLE INTERNATIONAL ADVISORS, LIMITED

                                 CODE OF ETHICS


         This is the Code of Ethics (the "Code") of Oechsle International Advisors, LLC, OIA Management Company, LLC and Oechsle International Advisors, Limited (collectively and individually referred to as the "Firm").

THINGS YOU NEED TO KNOW TO USE THIS CODE

         1. Terms in BOLDFACE TYPE have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

         2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

ACCESS PERSON
                  INVESTMENT PERSON (ALL OF WHOM ARE ALSO ACCESS PERSONS)

         If you don't know, ask the CODE OFFICER, Martin Dyer, and in his absence, Paula N. Drake.

         This Code has three sections:

                  Part I--Applies to All Personnel
                  Part II--Applies to ACCESS PERSONS and INVESTMENT PERSONS
                  Part  III--Definitions

         There are also five Reporting Forms that ACCESS PERSONS have to fill out under this Code. You can get copies of the Reporting Forms from the




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CODE OFFICER.


         According to the Firm's policy all employees are ACCESS PERSONS. A consultant retained by the Firm may also be an ACCESS PERSON, if he or she is designated as an ACCESS PERSON, in writing, by the CODE OFFICER.

         3. The Code Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances; however:

         o the Firm expects that waivers will be granted only in rare instances, and

         o some provisions of the Code that are mandated by SEC rule cannot be waived.

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                        PART I--APPLIES TO ALL PERSONNEL

GENERAL PRINCIPLES

         The Firm is a fiduciary for its investment advisory and sub-advisory clients. Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to:

                           o use for their own benefit (or the benefit of anyone other than the client) information about a Firm's trading or recommendations for client accounts; or

                           o take advantage of investment opportunities that would otherwise be available for a Firm's clients.

         Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, from our relationships with our clients, or with the brokerage community.

         The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

         The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm might impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the foregoing.

         Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct.

         If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CODE OFFICER.


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GIFTS TO OR FROM BROKERS OR CLIENT

         No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation from a vendor, broker, securities salesman, client or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such personnel's responsibilities to the Firm, its clients, or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of Firm personnel.

         No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

         In no event should gifts to or from any one business contact in any calendar year have a value that exceeds $250.

         These policies are not intended to prohibit normal business entertainment or activities, such as:

         (a)      occasional lunches or dinners conducted for business purposes.
         (b) occasional cocktail parties or similar social gatherings conducted for business purposes;
         (c) occasional attendance at theater, sporting or other entertainment events; and
         (d) small gifts, usually in the nature of reminder advertising, such as pens, calendars, etc.

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all of its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the CODE OFFICER, and will ordinarily require consideration by senior officers or the Executive Committee of the Firm. The Firm can deny approval for any

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reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm.


                                                             PART II--APPLIES TO
ACCESS PERSONS AND INVESTMENT PERSONS

A.      REPORTING REQUIREMENTS

         NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD and BENEFICIAL OWNERSHIP in the "Definitions" section at the end of this Code.

         ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

         1. INITIAL HOLDINGS REPORTS   No later than 10 days after you become an
ACCESS PERSON, you must file with the CODE OFFICER a Holdings Report on Form A (copies of all reporting forms are available from the CODE OFFICER). Personnel who are ACCESS PERSONS on/or before May 1, 2000 must file an Initial Holdings Report on Form A with the CODE OFFICER by June 30, 2000.

         Form A requires you to list all COVERED SECURITIES    in which you (or
members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became an Access Person

         Form A also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members


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of your FAMILY/HOUSEHOLD and that you understand that you are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code.

         2. QUARTERLY TRANSACTION REPORTS No later than 10 days after the end of March, June, September and December each year, you must file with the CODE OFFICER a Quarterly Transactions Report on Form B.

         Form B requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES, in which transactions you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD established an account in which any securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

         3. ANNUAL HOLDINGS REPORTS By January 31 of each year, you must file with the CODE OFFICER an Annual Holdings Report on Form C.

         Form C requires you to list all COVERED SECURITIES in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of January 1 of that year. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on January 1 of that year.

         Form C also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD and that you understand that you are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code.

         4. DUPLICATE CONFIRMATION STATEMENTS. If you or any member of your FAMILY/HOUSEHOLD has a securities account with any broker, dealer or bank, you or your FAMILY/HOUSEHOLD member must direct that broker, dealer or bank to send, directly to the Firm's CODE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account.


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B.       TRANSACTION RESTRICTIONS

         1. PRECLEARANCE You and members of your FAMILY/ HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, written preclearance on Form D for that transaction.

         Once obtained, preclearance is valid only for the day on which it is granted. The CODE OFFICER may revoke a preclearance any time after it is granted and before you execute the transaction. The CODE OFFICER may deny or revoke preclearance for any reason. Except as noted in the Code, preclearance will not be granted for any COVERED SECURITY if, to the knowledge of the HEAD TRADER, the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

         The preclearance requirements do not apply to the following categories of transactions; HOWEVER, REPORTING REQUIREMENTS DO APPLY UNLESS A SECURITY IS NOT A COVERED SECURITY:

                           X Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

                           X Transactions in futures and options contracts on currencies or interest rate instruments or indexes, and options on such contracts.

                           X Transactions that occur by operation of law, or under any other circumstance, in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.




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                           X    Purchases of COVERED SECURITIES pursuant to an
                                automatic dividend reinvestment plan or direct investment plan, which allow the purchase of securities from the issuer on a systematic, recurrent basis without transacting through a broker-dealer.

                           X Transactions in COVERED SECURITIES for a hedge fund, or similar private organized investment pool managed by the Firm.

                           X Transactions pursuant to the exercise of rights issued pro rata, to all holders of the class of COVERED SECURITIES, held by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) and received by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) from the issuer, or a tender offer received by the ACCESS PERSON (or FAMILY/HOUSEHOLDER member) from the issuer or a third party. Examples may include purchases of COVERED SECURITIES pursuant to the exercise of warrants or rights granted by an issuer to its shareholders; or in connection with an opportunity, extended by an issuer to its shareholders as an incident of owning shares of the issuer's securities, to purchase shares at a discount or transactions entered into pursuant to either a cash or stock tender offer by an issuer or a third party.

                           X    Transactions in investment companies that are:


                                o    exchange traded, domestically (US)
                                     registered index-based, closed-end funds
                                     ("closed-end index funds"),
                                o    publicly offered shares organized under
                                     the laws of a foreign country in the
                                     form of continuously offered open-end
                                     funds or foreign unit trusts ("foreign
                                     mutual funds"),
                                     or
                                o    publicly offered shares organized under
                                     the laws of a foreign country in the
                                     form of index-based, closed-end funds
                                     ("foreign closed-end index funds").

                           X Purchases or sales of municipal bonds of US issuers.

                           X Transactions in estate, trust or other accounts (the "Account"), through which an ACCESS PERSON (or FAMILY/HOUSEHOLD member) has beneficial interest, or discretionary accounts of an ACCESS PERSON (or


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                                FAMILY/HOUSEHOLD member) managed by a registered
                                investment advisor, broker-dealer, private bank or similar firm or individual (the "Advisor ") when the ACCESS PERSON:
                                o maintains no direct / indirect control or influence over the Account and the Advisor has full investment discretion.
                                o agrees to avoid any communication with the trustee or Advisor with regard to investment decisions prior to execution.
                                o    notifies the trustee or Advisor that
                                     transactions in the Account are limited to:
                                     domestic (US) equities, US corporate,
                                     government and agency fixed income
                                     securities and fixed income securities
                                     otherwise excepted from pre-clearance.
                                     (Transactions in foreign equities are NOT excepted from pre-clearance nor are tractions in private placements and initial public offerings or through investment club accounts.).
                                o certifies in writing to the Code Officer that they retain no investment / trading authority and exercise no direct or indirect influence over transactions in the Account.
                                o    makes other representations and / or
                                     fulfills other requirements as deemed
                                     necessary by the Code Officer.
                                o    directs the trustee or the Advisor to
                                     furnish copies of all transaction
                                     confirmations and account statements
                                     promptly to the Compliance Department.


         2. INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any COVERED SECURITY in a private placement or an initial public offering except with the specific, advance written approval on Form E, which may be denied for any reason.

         3. PARTICIPATION IN INVESTMENT CLUBS AND NON-OECHSLE PRIVATE POOLED VEHICLES Neither you nor any member of your FAMILY/HOUSEHOLD may participate in an investment club or invest in a hedge fund, or similar private organized investment pool, other than one managed by the Firm, without express written permission on Form E, which may be denied for any reason.



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C.     15-DAY BLACKOUT PERIOD

         Except as provided by this Section C, no ACCESS PERSON (including any member of the FAMILY/HOUSEHOLD of such ACCESS PERSON) may purchase or sell any COVERED SECURITY within the seven calendar days immediately before or after a calendar day on which any client account managed by the Firm purchases or sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), unless the ACCESS PERSON had no actual knowledge that the COVERED SECURITY (or any closely related security) was being considered for purchase or sale for any client account. If any such transactions occur, the Firm may require any profits from the transactions to be disgorged for donation by the Firm to charity. Notwithstanding the foregoing, an ACCESS PERSON may purchase a COVERED SECURITY within seven calendar days immediately after a calendar day on which any client account managed by the Firm purchased such COVERED SECURITY, or may sell a COVERED SECURITY within seven calendar days immediately after a calendar day on which any client account sold such COVERED SECURITY; provided that the HEAD TRADER confirms to the CODE OFFICEr that there are no unfilled orders for that COVERED SECURITY placed with a broker. NOTE: EXCEPT AS PROVIDED BY THE PRECEDING SENTENCE, THE TOTAL BLACKOUT PERIOD IS 15 DAYS (THE DAY OF THE CLIENT TRADE, PLUS SEVEN DAYS BEFORE AND SEVEN CALENDAR DAYS IMMEDIATELY AFTER).

NOTE: It sometimes happens that an INVESTMENT PERSON who is responsible for making investment recommendations or decisions for client accounts (such as a portfolio manager or analyst) determines -- within the seven calendar days after the day he or she (or a member of his or her FAMILY/HOUSEHOLD) has purchased or sold for his or her own account a COVERED SECURITY that was not, to the INVESTMENT PERSON'S knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the INVESTMENT PERSON is responsible for making investment recommendations or decisions to


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purchase or sell the same COVERED SECURITY (or a closely related security). In this situation, the INVESTMENT PERSON MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the INVESTMENT PERSON's (or FAMILY/HOUSEHOLD member's) own account to avoid conflict with the blackout provisions of this Code. The Firm recognizes that this situation may occur in entire good faith, and will not require disgorgement of profits in such instances if it appears that the INVESTMENT PERSON acted in good faith and in the best interests of the Firm's clients.

         The blackout requirements do not apply to the following categories of transactions; HOWEVER, REPORTING REQUIREMENTS DO APPLY UNLESS A SECURITY IS NOT A COVERED SECURITY:

                           X Transactions in futures and options contracts on currencies or interest rate instruments or indexes, and options on such contracts.

                           X Transactions that occur by operation of law or under any other circumstance in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

                           X Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan or direct investment plan, which allow the purchase of securities from the issuer on a systematic, recurrent basis without transacting through a broker-dealer.

                           X Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) and received by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) from the issuer, or a tender offer received by the ACCESS PERSON (or FAMILY/HOUSEHOLDER member) from the issuer or a third party. Examples may include purchases of COVERED SECURITIES pursuant to the exercise of warrants or rights granted by an issuer to its shareholders; or in connection with

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                                an opportunity, extended by an issuer to its
                                shareholders as an incident of owning shares of the issuer's securities, to purchase shares at a discount or transactions entered into pursuant to either a cash or stock tender offer by an issuer or a third party.



                           X Transactions in investment management companies that are:
                                o   exchange traded, domestically (US)
                                    registered index-based, closed-end funds
                                    ("closed-end index funds"),
                                o publicly offered shares organized under the laws of a foreign country in the form of continuously offered open-end funds or foreign unit trusts ("foreign mutual funds"), or
                                o publicly offered shares organized under the laws of a foreign country in the form of index-based, closed-end funds ("foreign closed-end index funds).

                           X Purchases and sales of municipal bonds of US issuers.

                           X Transactions in estate or trust accounts, through which an Access Person (or Family/Household member) has beneficial interest , or discretionary accounts of an Access Person (or Family/Household member ) managed by a registered fixed income securities involving
                                (US) municipal bonds.

   X TRANSACTIONS IN ESTATE, TRUST OR OTHER ACCOUNTS (THE "ACCOUNT"), THROUGH WHICH AN ACCESS PERSON (OR FAMILY/ HOUSEHOLD MEMBER) HAS BENEFICIAL INTEREST,
      OR DISCRETIONARY ACCOUNTS OF AN ACCESS PERSON (OR FAMILY / HOUSEHOLD
                   MEMBER) MANAGED BY A REGISTERED INVESTMENT
                     ADVISOR, BROKER-DEALER, PRIVATE BANK OR
                    SIMILAR FIRM OR INDIVIDUAL (THE "ADVISOR)
                             WHEN THE ACCESS PERSON:
                                o maintains no direct / indirect control or influence over the Account and the Advisor has full investment discretion.
                                o agrees to avoid any communication with the trustee or Advisor with regard to investment decisions prior to execution.
                                o notifies the Advisor that transactions in the Account are limited to: domestic (US) equities, US corporate, government and agency fixed income securities and fixed income securities otherwise excepted from pre-clearance. (Transactions in foreign equities are NOT excepted from pre-clearance nor are tractions in private placements and




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                                    initial public offerings or through
                                    investment club accounts).
                                o certifies in writing to the Code Officer that they retain no investment / trading authority and exercise no direct or indirect influence over transactions in the Account.
                                o   makes other representations and / or
                                    fulfills other requirements as deemed
                                    necessary by the Code Officer.
                                o directs the Advisor to furnish copies of all transaction confirmations and account statements promptly to the Compliance Department.


                  Subject to the preclearance requirements set forth in the Code, an Access Person may purchase or sell shares of a security which is being purchased or sold, or is being actively considered for purchase or sale, for client accounts within the prescribed blackout period if given the shares the Access Person is purchasing or selling and the market capitalization (outstanding shares x current price per share) of the issuer, the Access Person's trading could have no material impact on the price of the security and if the Firm were trading in the security, such trade could have no material impact of the security. This exemption is subject to preclearance procedures set forth above and may be denied by the Code Officer for any reason.



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                                   DEFINITIONS

         These terms have special meanings in this Code of Ethics:

                                  ACCESS PERSON
                              BENEFICIAL OWNERSHIP
                                  CODE OFFICER
                                COVERED SECURITY
                                FAMILY/HOUSEHOLD
                                   HEAD TRADER
                                INVESTMENT PERSON

         The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: IF YOU HAVE ANY DOUBT OR QUESTION ABOUT WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS, ASK THE CODE OFFICER.

ACCESS PERSON includes:

                  Each and every employee of the Firm is considered an ACCESS PERSON. A consultant retained by the Firm may also be considered an ACCESS PERSON, if such consultant is designated, in writing, as an ACCESS PERSON by the Code Officer.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also



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includes transactions over which you exercise investment discretion (other than for a client of the Firm) even if you do not share in the profits. BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

                  Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

                  Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

                  Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the arrangement is a "blind trust," the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

                  Securities in a person's individual retirement account.

                  Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

                  Securities owned by a trust of which the person is either a trustee or a beneficiary.


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                  Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CODE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

CODE OFFICER means Martin Dyer, or another person that he designates to perform the functions of Code Officer when he is not available. You can reach the Code Officer by calling (617) 330-8825. For purposes of reviewing the Code Officer', or his designee's own transactions and reports under this Code, the functions of the Code Officer are performed by Paula Drake.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940, except:

                  Direct obligations of the U.S. Government.

                  Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

                  Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds).

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

                  o   options on securities, on indexes and on currencies,

                  o   all kinds of limited partnerships,

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                  o   foreign unit trusts and foreign mutual funds,
                        and

                  o private investment funds, hedge funds and investment clubs.

If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ask the CODE OFFICER.

Members of your FAMILY/HOUSEHOLD include:

                  Your spouse or domestic partner (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

                  Your children under the age of 18.

                  Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

                  Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment: There are a number of reasons this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC regards any benefit to a person that you help to support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

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HEAD TRADER means David Learned, or such other person who has been designated by the Firm as a Trader.

INVESTMENT PERSON means any employee of the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) by the client.




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